Exhibit 99.1

Home Loan Servicing Solutions Announces

Pricing of Public Equity Offering

GEORGE TOWN, Grand Cayman, June 20, 2013 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (NASDAQ: HLSS) announced today that it has priced a public offering of 13,000,000 of its ordinary shares at a public offering price of $23.00 per share for total gross proceeds of approximately $299,000,000. HLSS intends to use the net proceeds of the offering to acquire mortgage servicing assets from Ocwen Loan Servicing, LLC and to pay fees, costs and expenses in connection with the acquisition of these assets. The offering is subject to customary closing conditions and is expected to close on June 26, 2013.

Wells Fargo Securities, LLC, Barclays Capital Inc., BofA Merrill Lynch and J.P. Morgan Securities LLC are acting as the joint book-running managers for the offering.

The shares are being offered pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, via telephone: (800) 326-5897, email: cmclientsupport@wellsfargo.com, or standard mail at Wells Fargo Securities, 375 Park Avenue, 4th Floor, New York, NY 10152, Attn: Equity Syndicate; from Barclays Capital Inc., via telephone: (888) 603-5847, email: Barclaysprospectus@broadridge.com, or standard mail at Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; from BofA Merrill Lynch, via email to dg.prospectus_requests@baml.com or standard mail at BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038; or from J.P. Morgan Securities LLC, via telephone: (866) 803-9204 or standard mail at J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, our ability to maintain our PFIC status, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made and should not be relied upon. HLSS undertakes no obligation to update or revise the forward-looking statements.

CONTACT:	James E. Lauter Senior Vice President & Chief Financial Officer T: (561) 682-7561
E: James.Lauter@hlss.com